                       ASSET PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                          NATIONAL ENERGY GROUP, INC.

                                   PURCHASER

                                      and

                 ARAXAS ENERGY CORPORATION, ARAXAS SPV-1, INC.
                          AND ARAXAS EXPLORATION, INC.

                                      and

                      O'SULLIVAN OIL AND GAS COMPANY, INC.
                                    SELLERS

                            DATED SEPTEMBER 30, 1996

                               TABLE OF CONTENTS

1.      PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

        1.1     Acquired Assets...  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
        1.2     Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
        1.3     Permitted Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . .  3

2.      PURCHASE PRICE: PURCHASE PRICE ADJUSTMENTS  . . . . . . . . . . . . . . . . . . . .  4

        2.1     Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
        2.2     Purchase Price Adjustments..  . . . . . . . . . . . . . . . . . . . . . . .  5
        2.3     The NEG Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
        2.4     Restricted Securities   . . . . . . . . . . . . . . . . . . . . . . . . . .  6
        2.5     Stock Legend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
        2.6     Registration Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
        2.7     Allocation of the Purchase Price For Tax Purposes   . . . . . . . . . . . .  6
        2.8     Post-Closing Accounting; Payment of Net Adjustment  . . . . . . . . . . . .  6
        2.9     Due Diligence; Title Defects; Cure  . . . . . . . . . . . . . . . . . . . .  7
        2.10    Escrow..  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

3.      ASSUMPTION OF CERTAIN OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . .  8

4.      CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

        4.1     Time and Place  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
        4.2     Transactions at Closing   . . . . . . . . . . . . . . . . . . . . . . . . .  8

5.      REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . . . . . . . . . .   10

        5.1     Organization; Authority   . . . . . . . . . . . . . . . . . . . . . . . .   10
        5.2     Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
        5.3     Non-Contravention..   . . . . . . . . . . . . . . . . . . . . . . . . . .   11
        5.4     Governmental Consents; Transferability of Licenses, Etc   . . . . . . . .   11
        5.5     Financial Statements.   . . . . . . . . . . . . . . . . . . . . . . . . .   11
        5.6     Litigation, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
        5.7     Conformity to Law..   . . . . . . . . . . . . . . . . . . . . . . . . . .   12
        5.8     Title to Acquired Assets  . . . . . . . . . . . . . . . . . . . . . . . .   12
        5.9     Transferred Leaseholds: Safety, Zoning and Environmental Matters  . . . .   13
        5.10    Personal Property   . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        5.11    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        5.12    Oil and/or Gas Contracts  . . . . . . . . . . . . . . . . . . . . . . . .   14
        5.13    Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
        5.14    Transferred Leaseholds  . . . . . . . . . . . . . . . . . . . . . . . . .   14
        5.15    Trademarks, Patents, Etc  . . . . . . . . . . . . . . . . . . . . . . . .   14
        5.16    Brokerage Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .   15
        5.17    Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
        5.18    Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . .   15
        5.19    Completeness Of Information   . . . . . . . . . . . . . . . . . . . . . .   15

6.      REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . . . . .   16

        6.1     Organization and Standing of Purchaser  . . . . . . . . . . . . . . . . .   16
        6.2     Corporate Approval; Binding Effect  . . . . . . . . . . . . . . . . . . .   16
        6.3     Non-Contravention; Approvals  . . . . . . . . . . . . . . . . . . . . . .   16
        6.4     Litigation, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        6.5     Brokerage Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        6.6     Due Diligence Investigation   . . . . . . . . . . . . . . . . . . . . . .   17
        6.7     Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        6.8     Disclosures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        6.9     Completeness of Information   . . . . . . . . . . . . . . . . . . . . . .   17

7.      ADDITIONAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

        7.1     Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        7.2     Conduct of the Business   . . . . . . . . . . . . . . . . . . . . . . . .   18
        7,3     Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
        7.4     Relationship of Sellers and Purchaser following Closing   . . . . . . . .   20
        7.5     Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . .   21
        7.6     Sales Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        7.7     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        7.8     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        7.9     Araxas Seismic Agreement  . . . . . . . . . . . . . . . . . . . . . . . .   22
        7.10    Araxas Reacquisition Agreement  . . . . . . . . . . . . . . . . . . . . .   22
        7.11    Future Assignees of the Araxas Assets   . . . . . . . . . . . . . . . . .   22

8.      INDEMNIFICATION FOR PRE-CLOSING AND POST-CLOSING OPERATIONS
        AND RELATED MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

        8.1     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        8.2     Indemnity by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        8.3     Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
        8.4     Purchaser Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
        8.5     Method and Manner of Paying Losses  . . . . . . . . . . . . . . . . . . .   25
        8.6     Indemnity by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . .   26

9.      CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE  . . . . . . . . . . . . . . . . .   26

        9.1     No Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . .   26
        9.2     Fulfillment of Obligations  . . . . . . . . . . . . . . . . . . . . . . .   26
        9.3     Accuracy of Representations and Warranties  . . . . . . . . . . . . . . .   26
        9.4     Approvals, Notices and Opinions   . . . . . . . . . . . . . . . . . . . .   26
        9.5     No Material Changes   . . . . . . . . . . . . . . . . . . . . . . . . . .   26
        9.6     Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        9.7     Assignment of Gas Contracts   . . . . . . . . . . . . . . . . . . . . . .   27

10.     CONDITIONS TO SELLERS' OBLIGATIONS TO CLOSE . . . . . . . . . . . . . . . . . . .   27

        10.1    No Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        10.2    Fulfillment of Obligations  . . . . . . . . . . . . . . . . . . . . . . .   27
        10.3    Accuracy of Representations and Warranties  . . . . . . . . . . . . . . .   27
        10.4    Approvals, Notices and Opinions   . . . . . . . . . . . . . . . . . . . .   27
        10.5    Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

11.     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

        11.1    Termination by Mutual Consent   . . . . . . . . . . . . . . . . . . . . .   27
        11.2    Termination by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . .   27
        11.3    Termination by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . .   28

12.     GENERAL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

        12.1    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        12.2    Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . .   29
        12.3    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        12.4    GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        12.5    Sections and Section Headings   . . . . . . . . . . . . . . . . . . . . .   29
        12.6    Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        12.7    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        12.8    No Implied Rights or Remedies   . . . . . . . . . . . . . . . . . . . . .   30
        12.9    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
        12.10   Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
        12.11   Jurisdiction, Arbitration   . . . . . . . . . . . . . . . . . . . . . . .   30
        12.12   Attorney Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
        12.13   Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
        12.14   Hart-Scott-Rodino Provisions  . . . . . . . . . . . . . . . . . . . . . .   31
        12.15   Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

                        INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibits 2.10               Escrow Agreement
Exhibit 4.2(a)              Form of Bill of Sale
Exhibit 4.2(b)(i)(a)        Form of Opinion of Counsel of Araxas
Exhibit 4.2(b)(i)(b)        Form of Opinion of Counsel of OSOG
Exhibit 4.2(c)(i)           Form of Opinion of Counsel of Purchaser
Exhibit 4.2(c)(ii)(a)       NEG Stock Certificate for Araxas
Exhibit 4.2(c)(ii)(b)       NEG Stock Certificate for OSOG
Exhibit 4.2(c)(iii)(a)      Form of Stock Registration Agreement for Araxas
Exhibit 4.2(c)(iii)(b)      Form of Stock Registration Agreement for OSOG


SCHEDULES

Schedule 1.1(a)             Personal Property
Schedule 1.1(b)             Transferred Leaseholds
Schedule 1.1(c)             Oil and/or Gas Contracts
Schedule 1.1(d)(i)          Permits
Schedule 1.1(d)(ii)         Intellectual Property
Schedule 1.1(e)             Prepaid Assets
Schedule 1.2                Excluded Assets
Schedule 2.3(a)             Araxas Partners
Schedule 2.3(b)             OSOG Partners
Schedule 4.2(b)(iv)         Secured Creditors Releases
Schedule 5.4                Governmental Consents
Schedule 5.5                Financial Statements
Schedule 5.6                Litigation, Etc.
Schedule 5.7                Conformity to Law
Schedule 5.9(a)             Conformity to Environmental Laws
Schedule 5.9(b)             Site Assessments
Schedule 5.10               Condition of Personal Property
Schedule 5.11               Insurance
Schedule 5.12               Breaches Under or Disputes Regarding Oil and/or
                            Gas Contracts
Schedule 5.13               Problems with Validity or Transferability of
                            Permits
Schedule 5.15               Intellectual Property Infringement; Claims
Schedule 5.17(a)            Failure to File Correct Tax Returns or Pay Taxes
Schedule 5.17(b)            Tax Liens; Failure to Withhold Taxes

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                          PAGE
------------                                                          ----
"Acquired Assets" . . . . . . . . . . . . . . . . . . . . . . . . . .
"Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Araxas"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Araxas Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Araxas Asset Loss" . . . . . . . . . . . . . . . . . . . . . . . . .
"Araxas Partners" . . . . . . . . . . . . . . . . . . . . . . . . . .
"Assumed Liabilities" . . . . . . . . . . . . . . . . . . . . . . . .

"Claim" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Closing" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Closing Date"  . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Confidential Information"  . . . . . . . . . . . . . . . . . . . . .
"Control" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

"Effective Date"  . . . . . . . . . . . . . . . . . . . . . . . . . .
"Encumbrances"  . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Environmental Laws"  . . . . . . . . . . . . . . . . . . . . . . . .
"Escrow Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . .
"Excluded Assets" . . . . . . . . . . . . . . . . . . . . . . . . . .
"Excluded Liabilities"  . . . . . . . . . . . . . . . . . . . . . . .

"Financial Statements"  . . . . . . . . . . . . . . . . . . . . . . .

"Gas Contracts" . . . . . . . . . . . . . . . . . . . . . . . . . . .

"Intellectual Property" . . . . . . . . . . . . . . . . . . . . . . .

"Losses"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

"NEG" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"NEG Shares"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .

"Oil Contracts" . . . . . . . . . . . . . . . . . . . . . . . . . . .
"OSOG"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"OSOG Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"OSOG Asset Loss" . . . . . . . . . . . . . . . . . . . . . . . . . .
"OSOG Partners" . . . . . . . . . . . . . . . . . . . . . . . . . . .
"OSOG Shares" . . . . . . . . . . . . . . . . . . . . . . . . . . . .

"Permits" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Permitted Encumbrances"  . . . . . . . . . . . . . . . . . . . . . .
"Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . .
"Post Closing Adjustment Date"  . . . . . . . . . . . . . . . . . . .
"Prepaid Assets"  . . . . . . . . . . . . . . . . . . . . . . . . . .
"Purchase Price"  . . . . . . . . . . . . . . . . . . . . . . . . . .
"Purchaser" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Purchaser Claims"  . . . . . . . . . . . . . . . . . . . . . . . . .

"SEC" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Sellers" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Survival Period" . . . . . . . . . . . . . . . . . . . . . . . . . .

"Third Party Claim" . . . . . . . . . . . . . . . . . . . . . . . . .
"Title Defects" . . . . . . . . . . . . . . . . . . . . . . . . . . .
"Transferred Leaseholds"  . . . . . . . . . . . . . . . . . . . . . .

                       ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT (the "Agreement") is dated as of September 30, 1996, by and between NATIONAL ENERGY GROUP, INC., a Delaware corporation (hereinafter referred to as "Purchaser" or "NEG"), and ARAXAS ENERGY CORPORATION, an Oklahoma corporation, ARAXAS SPV-1, INC., an Oklahoma corporation and ARAXAS EXPLORATION, INC., an Oklahoma corporation, (hereinafter collectively referred to as "Araxas") and O'SULLIVAN OIL AND GAS COMPANY, INC., a Texas corporation (hereinafter referred to as "OSOG"). Araxas and OSOG are sometimes hereinafter collectively referred to as "Sellers".

                                    RECITALS

         WHEREAS, Purchaser and Sellers are in the business of the exploration and production of oil and gas; and

         WHEREAS, certain of Araxas wholly-owned subsidiaries and certain of its joint venture partners (hereinafter the "Araxas Partners") own the undeveloped leasehold interests and option to acquire oil and gas lease described in this Agreement (hereinafter the "Araxas Assets"); and

         WHEREAS, OSOG and certain of its joint venture partners (hereinafter the "OSOG Partners") own the leaseholds, personal property and other property rights and contracts described in this Agreement (hereinafter the "OSOG Assets").

         NOW, THEREFORE, in consideration of the above recitals, which constitute a part of this Agreement, the Mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Sellers intending to be legally bound, agree as follows:

1.       PURCHASE AND SALE.

         1.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, assign, transfer, convey and deliver to Purchaser free and clear of all "Encumbrances" (as hereinafter defined), except the "Permitted Encumbrances" (as hereinafter defined) and Purchaser hereby agrees to purchase, acquire and receive an assignment, a conveyance and the delivery of the following assets of Sellers arising from, used in, relating to, or necessary for, the exploration, production and operation of those producing properties and or production units located in the South Lake Boeuf Field in La Fourche Parish, Louisiana as more fully described herein, but not including any Excluded Assets (all of such assets included in this Section 1.1 are hereinafter collectively referred to as the "Acquired Assets"):

                 (a) all of the machinery, tools, goods, equipment, furniture, fixtures, seismic reports logs, geological maps, geophysical data completion records and all other personal property owned by Araxas and OSOG, related to, on or at the Araxas Assets or the OSOG Assets, respectively, including without limitation the personal property set forth in Schedule 1.1(a) (collectively, the "Personal Property");

                 (b) all rights of Sellers as to all depths and formations owned by Sellers and conveyed hereunder, in, under or to the real property leases including oil, gas and mineral leases, options and permits, together with any identical or concurrent rights and interests in and to all property and rights incident thereto, including without limitation wells, lands, formations, wellbore rights, royalties, production payments, options, operating or other agreements, easements in connection therewith, set forth in Schedule 1.1(b), together with all rights of Sellers in improvements, appurtenances, easements, licenses, unitization and pooling agreements (if any) and other rights and interests thereon and therein (the "Transferred Leaseholds").

                 (c) all rights of Sellers in, under or to (i) any oil and/or gas purchase and sales contracts, gas transportation contracts and other similar agreements listed on Schedule 1.1(c), and (ii) any other contract of Sellers designated by Purchaser in writing prior to the closing (singularly, an "Oil and/or Gas Contract," and collectively, tile "Oil and/or Gas Contracts");

                 (d) all rights of Sellers in, under or to any written permits, licenses, or other similar authorizations or understandings listed on Schedule 1.1(d)(i) (collectively, the "Permits") and any and all patents, copyrights, trademarks, inventions, service marks (whether registered or unregistered) owned or licensed by Sellers listed on Schedule 1.1(d)(ii) together with all rights associated therewith (collectively, the "Intellectual Property").

                 (e) all rights of Sellers with respect to storage gas, oil and other products derived therefrom, listed on Schedule 1.1(e) (the "Prepaid Assets");

                 (f) copies of all originals of Sellers' accounting books, records and ledgers relating to the Acquired Assets; all documents and records relating to the activities conducted by Sellers with respect to the Acquired Assets; and all originals of the Permits, Transferred Leaseholds, Oil and/or Gas Contracts, and any agreements or licenses relating to the Intellectual Property, it being understood and agreed that Sellers shall, at its sole cost and expense, have reasonable access to the above described records during normal working hours for a period of three (3) years after the Closing or such longer period as is reasonably necessary for pursuance of any litigation in existence at the Closing or is necessary due to extensions of tax audits by taxing authorities, but in no event for a period longer than four (4) years after the Closing;

         1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, Purchaser is not purchasing and Sellers are not selling pursuant to this Agreement, and the term "Acquired Assets" shall not include, any of the assets listed on Schedule 1.2 hereof (collectively, the "Excluded Assets").

         1.3     Permitted Encumbrances. The Permitted Encumbrances include:

                 (a) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents which create or reserve to Sellers its interests in any of the Acquired Assets, to the extent they do not prevent Purchaser from receiving the proceeds of production from the wells or units attributable to the net revenue interest as reflected in Schedules or do not increase the working interest in the wells or units as reflected in Schedules (unless the net revenue interest therein is proportionately increased); provided that any such agreements, instruments and documents have been given to Purchaser pursuant to Section 1 hereof;

                 (b) any liens for taxes and assessments not yet delinquent as of the Closing Date;

                 (c) any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of the Acquired Assets;

                 (d) any obligations or duties affecting the Acquired Assets to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules and orders of governmental authority; provided that such items do not materially interfere with the ownership or operation of the Acquired Assets;

                 (e) (i) easements, rights-of-way, servitudes, permits, surface leases and other fights in respect of surface operations, pipelines, grazing, hunting, fishing, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way; provided that such items do not materially interfere with the ownership or operation of the Acquired Assets;

                 (f) all lessors' royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest of Sellers in the Acquired Assets below the net revenue interest for the wells or units as implicit in the Schedules attached hereto;

                 (g) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein to the extent same are customarily obtained after such sale or conveyance and relate to the transactions contemplated by this Agreement.

                 (h) production sales contracts; division orders; contracts for sale, purchase, exchange, refining, or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements which are ordinary and customary in the oil, gas and other mineral exploration, development or extraction business, to the extent such declarations, order and agreements described in the Schedules of OSOG attached hereto (i) do not reduce the net revenue interest in any well or unit as reflected in such Schedules of OSOG and do not increase the working interest in any well as reflected in such Schedules (unless the net revenue interest is proportionately increased), (ii) do not materially interfere with or have a material adverse effect on, the exploration, development or operation of the Acquired Assets or (iii) do not impair Purchaser's right to receive the proceeds of production attributable to the Acquired Assets;

                 (i) any other encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived in writing by Purchaser; and

                 (j) the overriding royalties in favor of (i) John Nicknish, and (ii) STRATUM GROUP, L.L.P. and Araxas Employee Royalty Pool which burdens the Acquired Assets conveyed or to be conveyed by OSOG and Araxas respectively, which overriding royalties has been reflected in and does not further reduce the net revenue interest attributable to such assets as shown in the Schedules attached hereto.

2.       PURCHASE PRICE; PURCHASE PRICE ADJUSTMENT.

         2.1 Purchase Price. The purchase price (hereinafter referred to as the "Purchase Price") for the Acquired Assets shall be an amount equal to Seven Million Two Hundred Fifteen Thousand Dollars ($7,215,000), adjusted as further provided herein, payable in cash at the Closing in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) in the respective amount as set forth on Schedule 2.3 hereof and the balance payable at the Closing or otherwise escrowed as described herein in the form of Common Stock of NEG, the number of shares to be derived by averaging the closing price per share of the NEG stock for the ten (10) trading days prior to the Closing; provided that such average price shall not exceed the amount of Three Dollars and Twenty-Five Cents ($3.25) per share (hereinafter the "NEG Shares").

                 (a) Araxas and the Araxas Partners shall be entitled to receive an aggregate amount equal to Four Million One Hundred Twenty-Five Thousand Dollars ($4,125,000) of the Purchase Price, less adjustments to the Purchase Price as provided herein, attributable to Title Defects in the Araxas Assets conveyed and delivered by Araxas, payable in the form of cash in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) and the balance in the form of NEG Shares as provided herein;

                 (b) OSOG and the OSOG Partners shall be entitled to receive an aggregate amount equal to Three Million Ninety Thousand ($3,090,000) of the Purchase Price, less adjustments to the Purchase Price attributable to the Title Defects in the OSOG Assets conveyed and delivered by OSOG, solely in the form of NEG Shares as provided herein.

         2.2 Purchase Price Adjustments. If notice of a "Title Defect" (as hereinafter defined) is given to Sellers as provided herein which shall not have been cured as of the "Post-Closing Adjustment Date" (as hereinafter defined) and Purchaser is unwilling to accept an indemnity as provided in Section 8.2 hereof, Purchaser and the Seller whose Acquired Assets are affected by the claimed Title Defect shall use their best efforts to agree on an adjustment to the Purchase Price to reflect the Title Defect. Purchase Price adjustments as described herein shall be made solely with respect to the NEG Shares issued to Sellers. In the event the parties cannot agree on an adjustment to the Purchase Price, the provisions of Section 12.11 hereof shall apply; provided that in the event the Purchase Price adjustments as provided herein in the aggregate exceed twenty percent (20%) of the total Purchase Price, then in such event, either Purchaser or Seller (or either of them) may terminate this Agreement as provided in Section 11 hereof.

         2.3 The NEG Shares. At the Closing, Purchaser shall tender to each of Araxas and OSOG one or more certificates of unregistered NEG Common Stock as set forth on Exhibit 4.2(c)(ii)(a) and Exhibit 4.2(c)(ii)(b). No certificate to be issued in connection herewith shall be in a name other than Araxas and the Araxas Partners set forth on Schedule 2.3(a) or OSOG and the OSOG Partners set forth on Schedule 2.3(b); provided, that each such Araxas Partner and OSOG Partner who shall receive such certificates shall have executed and delivered at the Closing an "Investment Letter" pursuant to Regulation D of the Securities Act of 1933, as amended (the "Act") and neither certificate nor scrip for fractional shares relating thereto shall be issued at the Closing or thereafter.

         2.4 The Restricted Securities. Each of Araxas and OSOG acknowledge with respect to the NEG Shares each such party will acquire hereunder that (i) the NEG Shares which it will acquire hereunder are not registered under the Act and are being so acquired for investment and not with a view to the distribution thereof, (ii) it is an "accredited investor" within the meaning of Regulation D of the General Rules and Regulations under the Act and has knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of consummating the Agreement and acquiring shares of

         NEG Common Stock, and that it is able to bear the economic risks of this investment, including the risk of complete loss; and (iii) it agrees to not dispose of any such shares of NEG Common Stock acquired in connection herewith in violation of the Act and all applicable Governmental Rules thereunder.

         2.5 Stock Legend. The certificates representing the NEG Shares of NEG Common Stock issued pursuant to this Agreement shall bear the following legend:

                 THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. SUCH SHARES OF COMMON STOCK MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE, REGISTRATION STATEMENT UNDER
                 SAID SECURITIES ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER SAID SECURITIES ACT IS NOT REQUIRED.

         2.6 Registration Rights. NEG agrees that if at any time or from time to time it shall determine to register any of its securities, for its own account or the account of any of its shareholders, other than registration relating solely to employee stock options or purchase plans, a registration relating solely to an SEC Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, each of Araxas the Araxas Partners, OSOG and the OSOG Partners shall have the right to "piggyback" or "demand" a registration of the NEG Shares in accordance with the terms and conditions of the Stock Registration Agreements attached hereto and incorporated herein as Exhibit 4.2(c)(iii)(a) and Exhibit 4.2(c)(iii)(b); provided, however, that each of Araxas and OSOG agree as a condition precedent to the registration rights described herein, the Araxas Partners and the OSOG Partners shall have no rights with respect to the registration rights described herein, other than as participant nominees in a registration for the benefit of Araxas and/or OSOG respectively, in which case the Araxas Partners and/or the OSOG Partners shall have the same rights under the Stock Registration Agreement as Araxas and/or OSOG, respectively.

         2.7 Allocation of the Purchase Price For Tax Purposes. Purchaser and Sellers agree to confer as to the allocation of the Purchase Price for tax purposes. However, in the event that Purchaser and Sellers do not reach an agreement as to any such allocation as set forth on Schedule 2.7 hereto, then Purchaser and Sellers agree that the provisions of Section 12.11 hereof shall apply.

         2.8     Post-Closing Accounting; Payment of Net Adjustment.

                 (a) As promptly as practicable after the Closing Date, Purchaser and Sellers will jointly cause an accounting to be made for all oil and/or gas imbalances, prepaid oil and/or gas, prepaid transportation costs, other Prepaid Assets and any other costs paid by Sellers prior to the Effective Date (as hereinafter defined) but benefiting Purchaser after the Effective Date or owing by Sellers to Purchaser as relating to expenses or obligations incurred by Purchaser for Sellers' benefit prior to the Effective Date. The net adjustment shall be paid in cash by Purchaser to such Seller who incurred such cost or obligation as a Post-Closing adjustment to the Purchase Price on the Post-Closing Adjustment Date.

                 (b) To the extent oil and/or gas imbalances are settled after the Effective Date by an in-kind exchange of oil and/or gas, the value of the oil and/or gas exchanged will be the average cost of the oil or gas during the month incurred, plus penalties, interest and other charges up to and including the month of settlement applicable to transactions between Purchaser and the party with whom settlement is made.

         2.9     Due Diligence; Title Defects

         2.9.1 Due Diligence. Purchaser may conduct, to the extent it deems appropriate, and at its sole cost and expense, such due diligence investigation and title examination of the Acquired Assets. In the event matters should come to Purchaser's attention which would constitute a "Title Defect" (as hereinafter defined), Purchaser shall notify Sellers in writing of such Title Defect or Title Defects within five (5) working days following the Closing. In the event Purchaser notifies Sellers of a Title Defect as provided herein, the Seller whose Acquired Assets are affected by the claimed Title Defect shall have the right to cure the Title Defect as provided herein.

         2.9.2 Title Defects. For purposes of this Agreement, a "Title Defect" or "Title Defects" shall mean a material deficiency in one or more of the following respects:

                 (a) Sellers' ownership of the Acquired Assets is less than described on Schedules 1.1(a)(b)(c)(d) and or (e); or

                 (b) Sellers' ownership or title to any of the Acquired Assets are subject to reduction by virtue of the exercise by a third party of reversionary, back-in, preferential or other similar right not described in Schedules 1.1(a)(b)(c)(d)(e) or
                 Schedule 1.2; or

                 (c) Sellers are in default of any material provision under any agreement, governmental order, federal, state and/or local law, rules, orders or regulations which material default would give rise to Third Party Claim (as hereinafter defined) against the Acquired Assets.

         2.9.3 Cure. In the event Sellers are given timely notice of a Title Defect, the Seller (or Sellers) whose Acquired Assets are affected by the claimed Title Defect shall have a period of twenty-eight (28) days following such notice in which to cure the claimed Title Defect, and unless cured or otherwise waived by Purchaser, such claimed Title Defect shall result in a Purchase Price adjustment as provided in
         Section 2.2 hereof.

         2.10 Escrow. Sellers agree that an amount equal to twenty percent (20%) of the NEG Shares to be delivered hereunder shall be placed in escrow in the form of Exhibit 2.10, attached hereto, (hereinafter the "Escrow Agreement") in the event there are any Purchase Price adjustments as described in Section 2.2, which have not otherwise been cured as provided in Section 2.9.3.

3.       ASSUMPTION OF CERTAIN OBLIGATIONS.

         At and after the Closing, the only obligations of Sellers that Purchaser shall assume are those obligations that have accrued with respect to the Acquired Assets and for which each and every condition or event giving rise to such obligation has occurred after the Effective Date except as otherwise provided in this Agreement, (the "Assumed Liabilities")* Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall not be deemed to have assumed for any purpose, any liability, debt or obligation of any nature, fixed or contingent, known or unknown, of Sellers, except for the Assumed Liabilities (with all such unassumed liabilities and obligations referred to herein as the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Excluded Liabilities shall include all litigation and claims disclosed on Schedule 5.7 and all other litigation against either Araxas or OSOG or any of their Affiliates (whether for personal injury, property damage or otherwise) arising out of the operation of the Acquired Assets prior to the Effective Date or the use of the Acquired Assets in the operation thereof or any business carried on by either Araxas or OSOG or any of their Affiliates prior to the Effective Date. As used in this Agreement, "Affiliate" shall mean, with respect to any company, (i) each entity or person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 20% or more of the stock having ordinary voting power in the election of directors of such company, (ii) each entity that controls, is controlled by or is under common control with such company or any Affiliate of such company, and (iii) each of such company's officers, directors, joint venturers and partners. For the purpose of this definition, "control" of an entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

4.       CLOSING.

         4.1 Time and Place. The closing of the transfer of the Acquired Assets and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held on September 30, 1996 or the earliest possible date thereafter as the parties shall agree, at the offices of OSOG, located at 910 Travis, Suite 2150, Houston, Texas, 77002. The date on which the Closing is held is hereinafter referred to as the "Closing Date." The Closing will be deemed to be effective for purposes of this Agreement as of 7:00 A.M. in Houston, Texas on June 1, 1996 or as otherwise agreed in writing by the Purchaser and Sellers (the "Effective Date").

         4.2     Transactions at Closing. At the Closing:

                 (a) Sellers shall have executed and delivered to Purchaser or its nominee(s) such deeds, bills of sale, certificates of title, lease assignments, intellectual property assignments, and other instruments of assignment or transfer with respect to the Acquired Assets as is reasonably necessary to vest in Purchaser or its nominee(s) title to all of the Acquired Assets, subject to the provisions of Section
                 2.9 hereof in each case subject to no Encumbrances, except the Permitted Encumbrances, and including a Bill of Sale in the form of Exhibit 4.2(a).

                 2.9 hereof in each case subject to no Encumbrances, except the Permitted Encumbrances, and including a Bill of Sale in the form of Exhibit 4.2(a).

                 (b) Each of Araxas and OSOG shall have delivered to Purchaser the following:

                          (i) An Opinion of Counsel in form and substance substantially as set forth in Exhibit 4.2(b)(i)(a) and Exhibit 4.2(b)(i)(b);

                          (ii) An incumbency certificate dated the Closing Date, together with copies, certified by its Corporate Secretary or its Assistant Corporate Secretary, of resolutions of its Board of Directors authorizing the execution, delivery and performance by it of this Agreement and the documents, instruments, certificates and other agreements being executed and delivered by it pursuant to the terms hereof;

                          (iii) Good standing certificates, dated not more than ninety (90) days with respect to Araxas and thirty (30) days with respect to OSOG prior to the Closing Date, issued by the Secretary of State of its state of incorporation and each other jurisdiction in which it is authorized or licensed to conduct business, stating that it is validly existing and in good standing under the laws of such jurisdiction;

                          (iv)    Releases and Uniform Commercial Code
                          termination statements, executed by each secured creditor identified on Schedule 4.2(b)(iv) hereto and Sellers, and any other appropriate secured parties in a form appropriate for recording and filing, that are sufficient to release any and all Encumbrances except the Permitted Encumbrances against or relating to the Acquired Assets;

                          (v)     A certificate of an officer that the
                          representations and warranties described in Section 5 and conditions to Closing described in Section 9 hereof have been fulfilled;

                          (vi)    All other documents, instruments and
                          writings, satisfactory in form and substance to Purchaser and its counsel, as may be required, in Purchaser's reasonable opinion, to effect or evidence the assignment, conveyance, transfer and delivery to Purchaser of the Acquired Assets or to enable Purchaser to operate the Acquired Assets from and after the Closing Date (including any such form required by the State of Louisiana.

                          (vii) The Investment Letters of the Araxas Partners and the OSOG Partners described in Section 2.3.

                          (viii) The Escrow Agreement set forth in Exhibit 2.10, executed as provided therein.

                          (ix) Any and all geological and geophysical data pertaining to the Acquired Assets, including by not limited to maps, logs, records and other data described on Schedule 1.1(a) hereof.

                          (x) An executed copy of Form MD-10-R-A as required by the State of Louisiana Office of Conservation to operate the Acquired Assets.

                 (c) Purchaser shall have delivered to Sellers the following:

                          (i) The opinion of counsel for Purchaser in form and substance substantially as set forth in Exhibit 4.2(c)(i);

                          (ii) The NEG Common Stock Certificates in the amount of the Purchase Price (as adjusted) in form and substance substantially as set forth in Exhibit 4.2(c)(ii);

                          (iii) An executed copy of the Stock Registration Agreements in form and substance as set forth in
                          Exhibit 4.2(c)(iii)(a) and Exhibit 4.2(c)(iii)(b);

                          (iv) A certificate of an officer of Purchaser that the representations and warranties described in
                          Section 6 and the conditions to Closing described in
                          Section 10 hereof have been fulfilled.

                          (v) The Escrow Agreement set forth in Exhibit 2.10, executed as provided therein.

         4.3 The Post-Closing Adjustment. As provided in Section 2.9.3, Sellers shall have a period of twenty-eight (28) days following Purchaser's timely notice of a Title Defect in which to affect a cure of any such deficiency. Accordingly, Purchaser and Sellers agree that all such Title Defects for which timely notice is given shall have been cured on or before 12:01 A.M. in Dallas, Texas on November 5, 1996 (the "Post-Closing Adjustment Date").

5.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

         Each of Araxas and OSOG, for itself and not for the other, represents and warrants to Purchaser as follows:

         5.1 Organization; Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation with corporate power and authority to enter into this Agreement and to perform its obligations hereunder. It has sufficient corporate power and authority to own or lease its interest in the Acquired Assets and to carry on its operations of the Acquired Assets as now conducted.

         5.2 Binding Effect. This Agreement has at the Closing been duly authorized by all necessary corporate action of its Board of Directors, this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of it, enforceable against it.

         5.3     Non-Contravention.

                 (a) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby will constitute a violation of, or be in conflict with or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any of the Acquired Assets that it is conveying pursuant to
                 (i) any agreement or commitment to which it is a party, or by which, any Acquired Asset that it is conveying is bound or subject to, or (ii) its Articles or Certificate of Incorporation, By-laws, or other organizational document.

                 (b) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any of the Acquired Assets pursuant to any statute, regulation, rule, judgment, order, decree or injunction of any government, governmental agency or court or other tribunal to which it or any of the Acquired Assets are subject that it is conveying.

         5.4 Governmental Consents; Transferability of Licenses, Etc. Except as set forth on Schedule 5.4, to the best of its knowledge, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement by it, or for the consummation by it of the transactions contemplated hereby. It has and maintains all material licenses, permits and other authorizations from all governmental authorities required to be maintained by it in connection with the conduct of its operation or in connection with its ownership of the Acquired Assets.

         5.5 Financial Statements. Set forth on Schedule 5.5 are OSOG's documents, records and ledgers relating to the operation of the Acquired Assets (collectively, the "Financial Statements"). To the best of its knowledge, the Financial Statements, present fairly the results of operations and cash flows relating to the Acquired Assets.

         5.6 Litigation, Etc. Except as set forth on Schedule 5.6, to the best of its knowledge, no action, suit, proceeding or investigation is pending or, to the knowledge of it, threatened, against it or any of its directors or officers relating to or affecting the Acquired Assets that it is conveying, or which questions the validity of this Agreement or challenges any of the transactions contemplated hereby.

         5.7 Conformity to Law. Except as set forth on Schedule 5.7 and except to the extent any such noncompliance would not have a material adverse effect on the Acquired Assets that it is conveying, it has no knowledge of a failure to comply with (a) all laws, statutes and governmental regulations and all judicial or administrative or tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) all unwaived terms and provisions of all contracts, agreements and indentures to which it is a party, or to which it or any of the Acquired Assets that it is conveying is subject. Except as set forth in Schedule 5.7, to the best of its knowledge, it has not committed, been charged with, or been under investigation with respect to, nor is it aware of any violation of any national, state or local law or administrative regulation that would have a material adverse effect on the Acquired Assets.

         5.8     Title to Acquired Assets.

                 (a) At the Closing, each of Araxas and OSOG shall have the full right to sell, convey, transfer, assign and deliver substantially all of each such Seller's right, title and interest in and to all of the Acquired Assets as to all depths and formations owned by Sellers and conveyed hereunder.

                 (b) At or prior to the Post-Closing Adjustment Date, each of Araxas and OSOG shall have the full right to sell, convey, transfer, assign and deliver each such Seller's right title and interest in and to all of the Acquired Assets as to all depths and formations which shall have been subject to cure for any Title Defects and which was not delivered at the Closing.

                 (c) Substantially all of the Acquired Assets will be at the Closing Date free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, except the Permitted Encumbrances (singularly "Encumbrance" or collectively "Encumbrances").

                 (d) At the conclusion of the Post-Closing Adjustment Date, it shall have conveyed to Purchaser all of its rights to all of the Acquired Assets free and clear of any Encumbrances, except for the Assumed Liabilities and the Permitted Encumbrances.

         5.9     Transferred Leaseholds; Safety, Zoning and Environmental
         Matters.

                 a) Except as set forth on Schedule 5.9(a), OSOG has no knowledge of a violation, nor has it received notice of any alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any analogous state or local statute, regulation, ordinance, order or decree relating to the environment, in each case as in effect as of the date of this Agreement (such laws, as in effect from time to time, are referred to herein as "Environmental Laws") with respect to the Transferred Leaseholds;

                 (b) Except as set forth on Schedule 5.9(b), it has now knowledge of any site assessments by third parties or formal reports to regulatory authorities in its possession or of which it has knowledge regarding potential environmental liabilities associated with the Transferred Leaseholds and relating to compliance with applicable Environmental Laws or contamination by any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws of the Transferred Leaseholds.

         5.10 Personal Property. Except as set forth in Schedule 5.10, the Personal Property is utilized by OSOG in the ordinary course of business.

         5.11 Insurance. Schedule 5.11 sets forth a complete and correct list of all material insurance policies and fidelity bonds covering the Acquired Assets. To the best of OSOG's knowledge, there is no claim by it pending under any of such policies or bonds as to which the carrier has questioned, denied or disputed coverage by the underwriters under such policies or bonds. All premiums payable under all such policies and bonds have been paid currently and it is otherwise in compliance with the terms and conditions of all such policies and bonds in all material respects. Such insurance is adequate in all material respects in terms of breadth and amount of coverage relative to the risks insured and the risks insured are adequate and reasonable in light of the activities of it with respect to the Acquired Assets.

         5.12 Oil and/or Gas Contracts. OSOG has delivered or made available to Purchaser correct and complete copies of the Oil and/or Gas Contracts. To the best of OSOG's knowledge, Schedule 1.1(c) sets forth a correct and complete list of the Oil and/or Gas Contracts required to be set forth therein. Except as specifically identified in Schedule 5.12, as of the date of this Agreement OSOG has not received notice of any default or debarment from any governmental entity with respect to any Oil and/or Gas Contract. Except as specifically identified in
         Schedule 5.12, no claim or dispute known to it as a claim between OSOG and any of its suppliers, or between OSOG and any of its customers, relating to any Oil and/or Gas Contract is pending as of the date of this Agreement. Except as otherwise set forth in Schedule 5.12, OSOG knows of no present facts or events out of the ordinary course of business that could have an effect on the revenues and profits from the Acquired Assets.

         5.13 Permits. To the best of its knowledge, Schedule 1.1(d)(i) sets forth the correct and complete list of each Permit, together with the name of the government agency or entity issuing the same except: (i) normal routine items (such as, without limitation, local business permits, building permits, etc., which normally relate to the Acquired Assets; or (ii) for Permits as to which the failure to have them would not have a material adverse effect on the Acquired Assets. To the best of its knowledge, except as set forth on Schedule 5.13, such Permits are valid, in good standing, and in full force and effect and, assuming the required consents can be obtained prior to Closing, are transferrable by it to Purchaser, and to the best of its knowledge, none of the Permits will, assuming the required consents have been obtained prior to the Closing or are not required hereunder, be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

         5.14 Transferred Leaseholds. It has delivered or made available to Purchaser correct and complete copies of the Transferred Leaseholds. To the best of its knowledge, it has not entered into any material agreement which might result in any of the Transferred Leaseholds being subject to or assessed for any taxes, rates, levies, assessments, local improvement rates or charges of a similar nature other than is currently assessed. To the best of its knowledge, it has delivered to Purchaser accurate, correct and complete copies of all environmental audits, title insurance policies, surveys, or other reports/studies regarding the Transferred Leaseholds, to which it has access.

         5.15    Trademarks, Patents, Etc. To the best of its knowledge,
         Schedule 1.1(d)(ii) hereto sets forth a complete and accurate list of
         (a) all Intellectual Property, and (b) all material written agreements relating to technology, trade secrets, know-how and processes to which OSOG is licensed or authorized to use by others or which it has licensed or authorized for use by others with respect to the Acquired Assets that it is conveying. Except to the extent set forth in
         Schedule 5.15, to the best of its knowledge, OSOG owns or possesses adequate and enforceable licenses or other rights to use the Intellectual Property in the jurisdictions in which they are shown as registered and the consummation of the transactions contemplated hereby will not alter or impair any such right. To the best of

         OSOG's knowledge, no claims have been threatened or asserted by any person regarding the use of any trade secrets, patents, trade marks, trade names, copyrights, technology, know-how, customer lists or processes, or challenging or questioning the validity or effectiveness of any license or agreement. To the best of OSOG's knowledge, the use of the trademarks, trade names, trade secrets, copyrights, patents, technology, know-how, customer lists or processes used by it in the ordinary course of operating the Acquired Assets that it is conveying does not infringe on the rights of any person or entity.

         5.16 Brokerage Agreements. It shall hold Purchaser harmless against any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would be entitled to any commission or broker's or finder's fee in connection with the transactions contemplated herein as a result of any agreement or understanding caused by it.

         5.17    Tax Matters.

                 (a) Except as set forth in Schedule 5.17(a), to the best of its knowledge, it has filed all tax returns which are required to be filed with respect to the Acquired Assets with any foreign, federal, state or local governmental authority or agency (other than returns covered by a timely request for extension of the due date), all such tax returns are true, correct and complete in all material respects, and such Seller has paid, or made adequate provision for the payment of, all taxes shown thereof as being due and all other assessments received to date.

                 (b) Except as set forth in Schedule 5.17(b), to the best of its knowledge, there are no liens, charges or encumbrances for taxes (other than current taxes not yet due and payable) on any of the Acquired Assets and it represents that it is unable to secure, prior to Closing, all clearances or other confirmations by the state taxing authorities required to establish that all taxes have been paid.

         5.18 Public Utility Holding Company Act. It is not subject to regulation under the Public Utility Holding Company Act of 1935 and the rules and regulations thereunder.

         5.19 Completeness of Information. To the best of its knowledge, all information relating to the transactions contemplated hereby furnished by it in this Agreement and the schedules, attachments and exhibits hereto are accurate and complete in all material respects and no material information required to be stated or necessary to make such information not misleading has been omitted herefrom.

6.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser represents and warrants to Sellers as follows:

         6.1 Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with full corporate power and authority under its Articles of Incorporation and By-laws and applicable laws to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         6.2 Corporate Approval; Binding Effect. Purchaser has obtained all necessary corporate authorizations and approvals required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser.

         6.3 Non-Contravention; Approvals. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens upon any property of Purchaser which shall act to render this Agreement unenforceable pursuant to (i) the Articles of Incorporation or By-laws of Purchaser, (ii) any agreement or commitment to which Purchaser is a party, or by which any of Purchaser's properties are bound or subject to, or (iii) any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court or other tribunal to which Purchaser or any of its properties is subject. No consent, approval or authorization of, or registration, qualification or filing by Purchaser with any governmental agency or authority is required for the execution and delivery of this Agreement by Purchaser or for the consummation by Purchaser of the transactions contemplated hereby.

         6.4 Litigation, Etc. No action, suit, proceeding or investigation is pending or, to the knowledge of Purchaser, threatened, against Purchaser relating to or affecting any of the Acquired Assets, which questions the validity of this Agreement or challenges any of the transactions contemplated hereby.

         6.5 Brokerage Agreements. Purchaser shall hold Sellers harmless against any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would be entitled to any commission or broker's or finder's fee in connection with the transactions contemplated herein as a result of any agreement or understanding caused by Purchaser.

         6.6 Due Diligence Investigation. Purchaser represents that it is a knowledgeable purchaser, owner and operator of oil and gas properties; has made its own investigation of the Acquired Assets; and except for Sellers representations and warranties contained herein, has not relied on any information regarding the Acquired Assets provided by or on behalf of Sellers in deciding to execute this Agreement. Purchaser is acquiring the Acquired Assets for its own account and not for distribution or resale in any manner which would violate any state or federal law.

         6.7 Capitalization. Purchaser has duly authorized the issuance of the NEG Shares and, when issued in accordance with this Agreement, the NEG Shares will be fully paid, validly issued, outstanding and non-assessable. Purchaser's authorized capitalization at the date of this Agreement consists of 100,000,000 shares of common stock (par value $.01 per share), and 1,000,000 shares of preferred stock (par value $1.00 per share), of which 33,636,358 shares of common stock, and 52,500 shares of Series B, 10% cumulative convertible preferred stock; 40,000 shares of Series C, 10 1/2% cumulative, convertible preferred stock; 100,000 shares of Series D preferred stock; and 50,000 shares of Series E preferred stock), are issued and outstanding. All of such issued and outstanding shares of capital stock of Purchaser have been duly authorized, and are validly issued, fully paid, nonassessable and free of preemptive rights. Purchaser has filed in a timely manner periodic reports and proxy statements with the SEC (as hereinafter defined) required to be filed under the Act and applicable rules and regulations promulgated thereunder.

         6.8 Disclosures. Purchaser's Annual Report on Form 10-KSB for the year ended December 31, 1995 (the "SEC Document"), including the financial statements included therein, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Since December 31, 1995, there have been no material developments, transactions or events affecting Purchaser (other than developments or events affecting the oil and gas exploration and production industry generally) which are required to be disclosed to the Securities and Exchange Commission of the United States (hereinafter the "SEC") other than as have been disclosed by Purchaser to the SEC or to Seller in writing. There are no material liabilities of Purchaser (contingent or otherwise) which are required to be disclosed, other than as disclosed to the SEC or Sellers.

         6.9 Completeness of Information. To the best of its knowledge, all information relating to the transactions contemplated hereby furnished by it in this Agreement and the Schedules, attachments and exhibits hereto or in connection herewith are accurate and complete in all material respects and no material information required to be stated or necessary to make such information not misleading has been omitted herefrom.

7.       ADDITIONAL COVENANTS.

         Sellers and Purchaser covenant and agree as follows:

         7.1     Access. From the date hereof to the Post-Closing Adjustment
         Date:

                 (a) Sellers agree to provide Purchaser, its attorneys, accountants and agents with such reasonable access at its sole expense to the books and records of Sellers relating to the Acquired Assets, wherever located, and to representatives of Sellers, as Purchaser shall deem necessary to complete the transactions contemplated herein. Purchaser's access to such information and representatives shall be in accordance with the confidentiality provisions of Section 7.5. In addition, from and after the Closing, Sellers further agree to provide Purchaser, its attorneys, accountants and agents with continued access to the books and records of Sellers relating to the Acquired Assets that were not delivered to Purchaser pursuant to this Agreement that relate to events occurring both prior to and subsequent to the Closing.

                 (b) OSOG further agrees that it shall effect the transfer of operations of the Acquired Assets to Purchaser as soon as possible following the Closing and shall take all actions, execute all documents and do all things as reasonably requested by Purchaser to effect such transfer.

         7.2     Conduct of the Business

                 (a) Preservation of Business and Relationships. From the date hereof through the Closing Date, OSOG shall continue to operate the Acquired Assets in the ordinary course of business. Subject to the limitations in, and without limiting the generality of the foregoing, Sellers shall not:

                          (i) enter into any agreements or take any action that would result in a breach of any of their covenants, representations or warranties set forth herein;

                          (ii) without Purchaser's prior written consent, cause to create or assume on the Acquired Assets any mortgage, deed of trust, lien, pledge, lease encumbrance, or charge of any kind whatsoever;

                          (iii) fail in any material respect to comply with any laws, ordinances, regulations or other governmental restrictions applicable to it or fail in any material respect to attain or maintain all licenses and permits required to operate the Acquired Assets as is presently being operated or to utilize any of the Acquired Assets;

                          (iv) incur any material liability or obligation (absolute, accrued, contingent or otherwise) or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or change any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve, any of which result in a lien or encumbrance on the Acquired Assets;

                          (v) grant any powers of attorney which may have the effect of giving rise to a right or claim of power of attorney over the Acquired Assets;

                          (vi) waive any claims or rights of substantial value or sell, transfer, or otherwise dispose of any of the Acquired Assets;

                          (vii)   engage in or enter into any material
                          transaction of any nature not expressly provided for herein involving the Acquired Assets;

                          (viii) agree or commit, whether in writing or otherwise, to do any of the foregoing;

                 (b) Notification of Material Events. Sellers, on the one hand, and Purchaser, on the other hand, will each give prompt notice to the other of material events or matters, as follows:

                          (i) the occurrence, or failure to occur, of any event the occurrence or failure of which would, or would be likely to, cause any of their respective representations or warranties contained in this Agreement to be untrue or incorrect at any time from the date hereof to the Closing Date;

                          (ii) any failure on their respective parts or on the part of any of their officers, directors, employees, representatives or agents, if any, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfy any covenant, condition or agreement to be complied with or satisfied by each of them under this Agreement;

                          (iii)   any notice or communication from any
                          governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                          (iv) any actions, suits, claims, investigations or proceedings commenced or, threatened, against, relating to or involving or otherwise affecting Sellers or the Acquired Assets that, if pending on the date of this Agreement, would have been required to have been disclosed hereunder or that relate to the consummation of the transactions contemplated by this Agreement.

         Prior to the Closing, Sellers shall have the right to deliver to Purchaser and Purchaser shall have the right to deliver to Sellers, a written disclosure schedule as to any material matter of which it becomes aware following execution of this Agreement that would constitute a breach of any representation, warranty or covenant of this Agreement by such party, identifying on such disclosure schedule the representation, warranty or covenant that would be so breached. Each such disclosure schedule shall be delivered as soon as practicable after such party becomes aware of the matter disclosed therein. The nondisclosing party shall have until Closing to notify the disclosing party that: (i) it will close notwithstanding the new disclosure; or (ii) it will not close based upon such new disclosure.

                 (c) Insurance. Sellers shall maintain all insurance coverage insuring the Acquired Assets through the Closing Date.

                 (d) Best Efforts and Cooperation. Each of Sellers and Purchaser shall use its best efforts to consummate the transactions contemplated hereby and to cooperate with each other in any reasonable arrangement to achieve that end.

         7.3 Risk of loss. Each of Sellers shall assume all risk of destruction, loss or damage due to fire or other cause to its Acquired Assets through the Closing Date. If a destruction, theft, loss or damage occurs prior to the Closing Date which materially affects the Acquired Assets, Purchaser shall have the right to terminate this Agreement and the transactions contemplated hereby. Purchaser assumes all such risk following the Closing Date.

         7.4     Relationship of Sellers and Purchaser following Closing.

                 (a) Cooperation in Litigation. Although not contemplated or known as of the date of this Agreement, Purchaser and Sellers recognize that in the future, litigation may arise relating to the Acquired Assets, that may relate directly or indirectly to the period prior to the Closing or the period subsequent to the Closing, or both. Purchaser and Sellers agree therefore, for themselves and on behalf of their successors and assigns, that to the extent reasonable under the circumstances, they will assist and provide information, records, and documents to each other with respect to any such litigation or potential litigation in which they are or may be involved.

                 (b) Further Assurances. Sellers and Purchaser agree, for themselves and on behalf of their successors and assigns:
                 (i) to cooperate in any reasonable arrangement designed to provide for Purchaser the benefits of the Acquired Assets; and
                 (ii) that from time to time after the Effective Date, each of them will, upon the request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

         7.5 Confidential Information. Each of Araxas and OSOG, their affiliates, any corporation, partnership or trust controlled directly or indirectly by them, their officers, employees, agents and representatives shall maintain the confidentiality of, and shall not disclose or use for the benefit of themselves or others, any confidential information concerning the operation of the Acquired Assets or the terms and conditions of this Agreement (the "Confidential Information"); provided that this Section 7.5 shall not restrict (i) disclosure by either of any Confidential Information required by applicable statute, rule or regulation or any court of competent jurisdiction, provided that Purchaser is given notice and an adequate opportunity to contest such disclosure and (ii) any disclosure of information which is available publicly as of the date of this Agreement or which, after the date of this Agreement, becomes available publicly through no fault or action on the part of Araxas and/or OSOG other than as provided herein.

         7.6 Sales Taxes. OSOG shall be solely responsible for the cost of sales tax and transfer duties, if any, properly payable upon and in connection with the sale, assignment and transfer of the Acquired Assets from Sellers to Purchaser hereunder. Purchaser and Sellers each agree to deliver to the other party (or to such governmental or taxing authority as the other party reasonably directs) any form of document that may be required or reasonably requested in order to obtain an exemption with respect to any federal, state, municipal or other transfer taxes that may otherwise be required to be paid on the transfer of the Acquired Assets or that may otherwise be due with respect to such transfer, promptly upon the earlier of: (i) reasonable demand by the other party, or (ii) discovery that such form or document is required.

         7.7 Expenses. Except as otherwise expressly provided herein, each of the Sellers and Purchaser shall pay its own expenses incidental to the preparation of this Agreement and incurred by it or them in connection with the transactions contemplated hereby. Each of the Sellers and Purchaser covenants and agrees to indemnify and hold each other harmless from and against any loss, cost, damage, expense (including reasonable attorneys' fees and expenses) and liability resulting from any claims that may be made against the other, by any broker or other party claiming a fee or other compensation in connection with the transactions contemplated by this Agreement, arising from the acts of the indemnifying party.

         7.8 Notices. Each of the Sellers and Purchaser shall: (i) give all of the other notices to governmental authorities and other third parties, including lessors and licensees, which are required to be given by them in connection with this Agreement and the transactions contemplated hereby; and (ii) obtain all consents or waivers required to be obtained under any law, rule, regulation, order, permit, license, license agreement, authorization, lease, note, mortgage, indenture, agreement, or other instrument or otherwise in connection with this Agreement and the transactions contemplated hereby.

         7.9 Araxas Seismic Agreement. Araxas is conducting a 3-D seismic survey over and across the Acquired Assets subject to certain permits acquired by Araxas et. al. (pursuant to a Basic Agreement For Geophysical Services dated March 19, 1996 by and between Universal Seismic Acquisition, Inc. and UNEXCO, Inc., together with supplements thereto, hereinafter the "Basic Agreement"). Upon completion of all operations related to acquisition of such seismic data as it relates to the Acquired Assets, Purchaser agrees to pay Araxas its pro rata share of Araxas' cost of such data as it relates to the Acquired Assets; provided, Purchaser's obligations hereunder shall be limited as follows:

                 (a) Purchaser shall be subject to the same terms and conditions as Araxas with respect to the Basic Agreement as it relates to the Acquired Assets; and

                 (b) Purchaser shall be obligated to costs of not more than $75,000 per square mile; and

                 (c) The area of the Acquired Assets up which any such seismic survey shall be completed shall not be less than two
                 (2) square miles, nor greater than three (3) square miles with respect to Purchaser's obligations for payment hereunder; and

                 (d) Purchaser's obligations for payment hereunder shall not arise until such time that Araxas has delivered to Purchaser all such seismic data to be delivered as contemplated in the Basic Agreement and payment for such data shall be made by Purchaser within ten (10) days of invoice thereafter.

         7.10 Araxas Reacquisition Agreement. Purchaser agrees to notify Araxas in writing on or before sixty (60) days prior to the date on which payment by Purchaser is (delay rental or other payment), or other affirmative action of Purchaser, is due under any lease or option included in the Acquired Assets, if Purchaser intends not to make the payment or take such action and, as a result, to forfeit any right under such lease or option. Araxas shall have the right to make any payment or take such action that Purchaser could have taken pursuant to the lease or option, and in such event, Purchaser shall assign to Araxas all of Purchaser's interest in the lease, option or right therein preserved by Araxas' action or payment, free and clear of subsequently created burdens.

         7.11 Future Assignees of the Araxas Assets. NEG agrees to cause any assignee(s) of NEG of the Araxas Assets conveyed hereunder to indemnify Araxas for any loss incurred by Araxas attributable to the ownership or operation by such assignee(s) Araxas Assets.

8. INDEMNIFICATION FOR PRE-CLOSING AND POST-CLOSING OPERATIONS AND RELATED MATTERS.

         8.1 Survival. The obligation of indemnification set out in Section 8.2, which shall be the sole recourse for any breach of the representations and warranties contained in Section 5 hereof and all other items set forth in Section 8.2, shall survive for a period of ninety (90) days following the Closing Date; provided that the indemnification with respect to the representations and warranties contained in Section 5.6 and Section 5.9 shall survive for a period of one (1) year following the Closing (the "Survival Period"). Any claim for Losses must be asserted in writing prior to the end of the Survival Period, and if asserted in writing during the Survival Period, such claims shall survive until resolved, and if not so asserted, then Purchaser shall be forever estopped and prohibited from asserting any such claim hereunder.

         8.2 Indemnity by Seller. Each of Araxas and OSOG, for themselves and on behalf of their successors and assigns but not for each other, agree to indemnify and hold Purchaser harmless from and with respect to any and all losses, damages, costs, expenses, obligations, liabilities, deficiencies, taxes, interest on taxes or penalties, including without limitation the reasonable fees and disbursements of counsel and the costs of responding to any governmental audit, inquiry or investigation and including without limitation all claims, liabilities or obligations arising from the Excluded Liabilities, including (without limiting the generality of the foregoing), third party claims arising out of the performance or non-performance of the Oil and/or Gas Contracts prior to the Closing and third party claims for patent infringement or infringement of other Intellectual Property rights prior to the Closing, related to or arising directly or indirectly out of any of the following (any of which shall be referred to herein singularly as a "Loss" and collectively as the "Losses"):

                 (a) Any and all claims, counterclaims, liabilities, and obligations arising out of OSOG's operation of the Acquired Assets prior to the Effective Date or the use of the Acquired Assets in the operation thereof prior to the Effective Date or any business carried on by Sellers, prior to the Closing (whether asserted before or after the Closing), including, without limitation, the following:

                          (i) any violation prior to the Closing by Sellers, of any law, statute, governmental regulation or judicial administrative tribunal order, judgment, writ, injunction, decree or similar command;

                          (ii) any actual or alleged liability for taxes relating to any period prior to the Closing;

                          (iii) any of the litigation or claims referred to or listed on Schedule 5.6;

                 (b) any claim, liability or obligation to any employee of either Araxas or OSOG in connection with his, her or its employment or termination of employment or engagement by it before, on or after the Closing Date;

                 (c) any claim, liability or obligation relating to any broker or finder retained or utilized by it or representing it in connection with the transactions contemplated by this Agreement;

                 (d) any claim, liability or obligation related to or arising directly or indirectly out of any breach of any representation or warranty made by it in this Agreement;

         8.3     Third Party Claims.

                 (a) Purchaser shall notify Sellers of any Loss, or other action, suit, proceeding, demand, breach or governmental audit or investigation (a "Claim") with respect to which Purchaser claims indemnification hereunder. With respect to any Third Party Claim (as hereinafter defined), Purchaser shall set forth in writing (i) the specific Loss giving rise to such Third Party Claim (ii) the specific facts or events upon which the Claim is based, and (iii) the amount and method of calculation of damages asserted by Purchaser with respect to such Claim. Such written notice shall be delivered within the Survival Period to the Sellers. If such Claim relates to any action, suit, proceeding or demand instituted against Purchaser by a third party (a "Third Party Claim"), upon receipt of such notice from Purchaser, Purchaser at its own expense shall be entitled to participate jointly with Sellers in the defense of such Third Party Claim. If Sellers assume the defense of such Third Party Claim Sellers shall have the sole authority to negotiate, compromise and settle such Third Party Claim provided:

                          (x) Sellers confirm in writing that it is willing to assume the defense of Purchaser with respect to such Third Party Claim;

                          (y) Purchaser elects not to participate in its own defense by hiring separate counsel; and

                          (z)     Sellers establish to the reasonable
                          satisfaction of Purchaser that it has (and will continue to have) adequate financial resources to satisfy and discharge such action or claim.

         Purchaser shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by Sellers pursuant hereto, but Purchaser shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. In addition, Purchaser shall meet with Sellers from time to time to discuss the Third Party Claim and otherwise provide reasonable cooperation to Sellers in connection with the defense of such Third Party Claim.

                 (b)      Notwithstanding the foregoing provisions of this
                 Section 8.3, (i) Sellers shall not be entitled to settle any Third Party Claim without Purchaser's prior written consent unless as part of such settlement Purchaser is released in writing from all liability with respect to such Third Party Claim and (ii) the Purchaser shall not be entitled to settle any Third Party Claim without the Sellers prior written consent, unless as part of such settlement Sellers are released in writing from all liability with respect to Such Third Party Claim.

         8.4 Purchaser Claims. Any claim by Purchaser related to or arising directly or indirectly from any Losses other than Third Party Claims ("Purchaser Claims") shall be made in the manner provided herein. Any Purchaser Claims must be asserted within the Survival Period. With respect to any Purchaser Claim, Purchaser shall set forth in writing
         (i) the specific Loss giving rise to such Purchaser Claim, (ii) the specific facts or events upon which the Claim is based, and (iii) the amount and method of calculation of damages asserted by Purchaser with respect to such Claim. Such written notice shall be delivered within the Survival Period to Sellers. Sellers shall have thirty (30) days in which to respond in writing to such Purchaser Claims. If the Purchaser Claim is disputed and the parties are unable to resolve such dispute, such dispute shall be resolved in accordance with Section
         12.11 hereof.

         8.5 Method and Manner of Paying Losses. Subject to Sellers rights pursuant to Section 8.3 to defend, negotiate, compromise and settle Third Party Claims, the amount of any Loss under Section 8.2, monetary judgments, awards, or settlements in lieu thereof shall be payable to Purchaser upon resolution of a disputed Claim for the payment of Losses in the manner set forth in this Agreement. Sellers and Purchaser shall cooperate with each other to ensure the Losses or any other claims for which Sellers have agreed to indemnify Purchaser hereunder are promptly paid. The unpaid balance of any Loss shall bear interest at the rate of interest established by Bank One N.A., Dallas, Texas, from time to time as its "prime rate" plus one and one-half percent (1.5%) from the date notice thereof is given by Purchaser to Sellers or such later date as Purchaser becomes liable for such Loss; provided that Sellers shall only be obligated to pay interest on that portion of such Loss ultimately determined to be owed to Purchaser. Notwithstanding any provision in this Article 8 to the contrary, the indemnity obligation of Araxas shall apply only with respect to a Loss attributable to the Araxas Assets ("Araxas Asset Loss") and the indemnity obligation of OSOG shall apply only with respect to a Loss attributable to the OSOG Assets ("OSOG Asset Loss"). In addition, neither of the Sellers shall be liable to Purchaser if the aggregate amount of Araxas Asset Loss or OSOG Asset Loss, as the case may be, is less than 2% of the amount of the Purchase Price payable to such Seller or if the aggregate amount of the Loss exceeds the amount of the Purchase Price paid to Seller, Such Seller shall not be liable for such excess Loss. If a Seller is determined to be liable for any Loss, and such Seller owns any NEG Shares, such liability shall be settled, at the election of such Seller: first by assignment of such number of NEG Shares (based on a price equal to Three Dollars and Twenty-Five Cents ($3.25) per share as established in Section 2.1 hereof) as may be necessary to settle such Loss; and second the remainder of any such Loss (if any), not otherwise settled by the assignment of such NEG Shares shall be paid in cash. Any dispute between Sellers and Purchaser concerning the amount of any Loss or other claim to be paid shall be resolved in accordance with Section
         12.11 hereof.

         8.6 Indemnity by Purchaser. Purchaser shall indemnify Araxas and OSOG against any and all damages, costs, expenses, obligations or liabilities, including without limitation the reasonable fees and expenses of counsel arising out of any breach by Purchaser of the representations and warranties in Section 6 hereof. Purchaser further agrees to indemnify and hold harmless Sellers from, against and in respect to all claims, Third Party Claims and Losses arising out of or relating to any breach of any covenant or agreement by Purchaser contained herein or in any Schedule or Exhibit hereto; and for all claims, Third Party Claims and Losses arising out of and relating to the ownership or operation of the Acquired Assets from and after the Effective Date.

9.       CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE.

         Unless otherwise waived in writing, the obligation of Purchaser to complete the Closing is subject to fulfillment prior to or at the Closing, unless Purchaser so elects to waive in writing any or all, of each of the following conditions:

         9.1 No Legal Proceedings. At the Closing, no judicial or administrative proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall any order or injunction have been issued prohibiting, consummation of the transactions contemplated hereby (each of Purchaser and Sellers agree that it shall advise the other immediately of any information regarding any such action).

         9.2 Fulfillment of Obligations. Sellers shall have duly performed or complied with all of the obligations and covenants to be performed or complied with by them under the terms of this Agreement at or prior to the Closing Date.

         9.3 Accuracy of Representations and Warranties. The representations and warranties of Sellers set forth in Section 5 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

         9.4 Approvals, Notices and Opinions. All approvals, notices and opinions required with respect to the transactions contemplated by this Agreement shall have been obtained or met.

         9.5 No Material Changes. No events shall have occurred which result in a material adverse change in the Acquired Assets, which event was previously unknown and not included or reflected in any of the disclosures in this Agreement or the Schedules attached hereto.

         9.6 Closing Deliveries. Sellers shall have delivered all of the items listed in Section 4.2(a).

         9.7 Assignment of Gas Contracts. Purchaser shall be reasonably satisfied that the Oil and/or Gas Contracts listed in Schedule 1.1(c) will be properly assigned or transferred to it at Closing.

10.      CONDITIONS TO SELLERS' OBLIGATIONS TO CLOSE.

         Unless otherwise waived in writing, the obligations of Sellers to complete the Closing are subject to fulfillment prior to or at the Closing of each of the following conditions:

         10.1 No Legal Proceedings. At the Closing, no judicial or administrative proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall any order or injunction have been issued prohibiting, consummation of the transactions contemplated hereby (each of Purchaser and Sellers agree that it shall advise the other immediately of any information regarding any such action).

         10.2 Fulfillment of Obligations. Purchaser shall have duly performed or complied with all of the material obligations to be performed or complied with by and under the terms of this Agreement at or prior to the Closing Date.

         10.3 Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in Section 6 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

         10.4 Approvals, Notices and Opinions. All approvals, notices and opinions required with respect to the transactions contemplated by this Agreement shall have been obtained or met.

         10.5 Closing Deliveries. Purchaser shall have delivered all items listed in Section 4.2(c).

11.      TERMINATION.

         11.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of Purchaser and Sellers.

         11.2 Termination by Purchaser. Purchaser may terminate this Agreement by written notice to Sellers at any time prior to the Closing, if:

                 (a) a condition to the performance of Purchaser set forth herein shall not be fulfilled on or before the date specified for the fulfillment thereof; or

                 (b) a default under, a breach of this Agreement or a misrepresentation or a breach of any representation, warranty or covenant of Sellers set forth in this Agreement or in any instrument delivered by Sellers pursuant hereto shall have occurred and be continuing; or

                 (c) a Purchase Price adjustment in excess of twenty percent (20%) of the Purchase Price occurs as described in
                 Section 2.2 hereof.

         11.3 Termination by Sellers. Sellers may terminate this Agreement, by written notice to Purchaser at any time prior to Closing if:

                 (a) a condition to the performance of Sellers set forth herein shall not be fulfilled on or before the date specified for the fulfillment thereof; or

                 (b) a default under, a breach of this Agreement or a misrepresentation or a breach of any representation, warranty or covenant of Purchaser set forth in this Agreement or in any instrument delivered by Purchaser pursuant hereto shall have occurred and be continuing; or

                 (c) A Purchase Price adjustment in excess of twenty percent (20%) of the Purchase Price occurs as described in
                 Section 2.2 hereof.

12.      GENERAL.

         12.1 Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:


         IF TO PURCHASER:                        IF TO SELLERS:
         National Energy Group, Inc.             Araxas Energy Corporation, et. al.
         4925 Greenville Avenue, Suite 1400      10200 Grogans Mill Road
         Dallas, TX 75206-4095                   Suite 500
         Facsimile: (214) 692-9310               The Woodlands, TX 77380
         Attn: Mr. Miles D. Bender, President    Facsimile: (713) 364-3707
                                                 Attn: Mr. Michael W. Englert, VP Land

                                                 O'Sullivan Oil and Gas Company, Inc.
                                                 910 Travis Street, Suite 2150
                                                 Houston, TX 77002
                                                 Facsimile: (713) 759-2040
                                                 Attn: Mr. Chris N. O'Sullivan


         (or such other address as may be specified by notice hereunder) and shall be deemed effective when received, provided, that any notice given other than in writing by registered or certified mail shall be confirmed in writing by registered or certified mail.

         12.2 Successors and Assigns. All provisions of this Agreement, whether or not such provisions shall specifically so provide, shall be binding upon and inure to the benefit of Sellers and Purchaser and their respective successors and assigns, but, except as otherwise provided herein, shall not be assigned, transferred, pledged or hypothecated by any party without the prior written consent of the other parties, except that Purchaser may assign its rights and obligations to one or more wholly owned direct or indirect subsidiaries of Purchaser or to any Affiliate that is a wholly owned direct or indirect subsidiary of the entity that is the ultimate parent of Purchaser.

         12.3 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement of Sellers and Purchaser with respect to the matters governed herein and supersedes all prior agreements, arrangements, statements, promises, information, understandings, representations and warranties, whether oral or written, express or implied, with respect to the subject matter hereof. Neither Sellers nor Purchaser shall be bound by or charged with any oral or written agreements, statements, promises, information, arrangements, understandings, representations or warranties not specifically set forth in this Agreement, the Schedules hereto or in the documents and instruments to be delivered on or before the Closing Date pursuant to this Agreement. Each of Sellers and Purchaser further acknowledges and agrees that, in entering into this Agreement and delivering the Schedules hereto and the documents and instruments to be delivered on or before the Closing Date, it has not in any way relied, and will not rely, upon any oral or written agreements, statements, promises, information, arrangements, representations or warranties, express or implied, not specifically set forth in this Agreement, the Schedules hereto or in such documents or instruments.

         12.4 GOVERNING LAW. THE VALIDITY AND CONSTRUCTION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS (AND NOT THE CHOICE-OF-LAW RULES) OF THE STATE OF LOUISIANA, EXCEPT AS OTHERWISE PROVIDED IN THE EXHIBITS ATTACHED HERETO.

         12.5 Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

         12.6 Defined Terms. Capitalized terms defined in this Agreement shall have the meanings given to them in such definition when used elsewhere in this Agreement.

         12.7 Further Assurances. From time to time, at the request of Purchaser and without further consideration, Sellers shall execute and deliver such further instruments of conveyance and transfer as Purchaser may reasonably require to more effectively convey and transfer any of the Acquired Assets to Purchaser. Sellers and Purchaser shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of this Agreement, and each shall take all further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

         12.8 No Implied Rights or Remedies. Except as otherwise expressly provided herein or in the Schedules and Exhibits attached hereto, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, except Sellers and Purchaser, any rights or remedies under or by reason of this Agreement.

         12.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.10 Construction. The language used in this Agreement will be deemed to be the language chose by Sellers and Purchaser to express their mutual intent, and no rule of strict construction will be applied against any party.

         12.11 Jurisdiction; Arbitration. All disputes with respect to this Agreement, the Exhibits and Schedules hereto, including without limitation, those arising out of or related to Section 8 of this Agreement, shall be resolved by arbitration in the following manner:
         The aggrieved party shall notify the other party in writing, describing its claim, the amount of claim damages, and other relief sought in reasonable detail. The responding party shall within fifteen
         (15) calendar days after receipt of the aggrieved party's notice to provide the aggrieved party a written response. The parties shall for the next succeeding twenty (20) calendar days use good faith efforts to discuss and negotiate a mutually agreed upon resolution of the dispute. If no resolution is reached within the foregoing time periods, then either party may initiate fast track private arbitration in accordance with the following provisions of this paragraph. The initiating party shall provide written notice of commencement of arbitration to the defending party which shall also specify the appointment of an individual to serve as a private arbitrator in the arbitration proceedings. Within twenty (20) days after receipt of the initial arbitration notice, the defending party shall give the initiating party written notice specifying the appointment of a second individual to serve as a private arbitrator. If two individuals are timely appointed, they shall, within twenty (20) days after the second appointment, appoint a third individual to serve as a private arbitrator (or if they do not timely do so, either of them or any party may seek appointment of the third individual pursuant to the commercial rules of the American Arbitration Association from the senior officer thereof in Dallas, Texas). The third individual shall have at least five (5) years of experience in and complete knowledge of the Louisiana system of forced and fieldwide unitization as governed by the Louisiana Office of Conservation. Within ten (10) days after the arbitrators have been appointed as described above, they shall notify the parties of a hearing to be held in Dallas, Texas not later than five (5) nor more than fifteen (15) days after notice of the hearing is given. The arbitrators shall have the power to grant or limit discovery and to implement or disregard the Rules of Evidence as they may determine (but shall not have the power to vary the provisions of this Agreement), and shall hold such number of hearings as they may determine, but shall render a decision based on the written submissions of the parties, hearings that may have been held, and other information they deem appropriate, within forty-five (45) days after the notice of the first hearing is given. A decision concurred in by a majority of the arbitrators shall be final and binding; provided that if the decision concerns the payment of a sum of money on which a majority cannot timely agree, then the sum which is neither the highest nor lowest specified among the arbitrators shall be the final and binding decision on that issue. The arbitration decision shall be nonappealable, and judgment on the award of the arbitrators may be entered in any court having competent jurisdiction.

         12.12 Attorneys' Fees. Reasonable attorneys' fees and costs may be awarded to the prevailing party in connection with any action taken to enforce its rights under this Agreement, including, but not limited to any arbitration proceedings pursuant to Section 12.11 hereof.

         12.13 Survival. Except with respect to an indemnification obligation of a party which shall survive the Closing as provided in Section 8.1 and Section 8.6 hereof, all representations and warranties made herein by Purchaser and Sellers shall not survive the Closing. All covenants and agreements of the parties to be executed, performed or effective in whole or in part after the Closing shall survive the Closing.

         12.14 Hart-Scott-Rodino Provisions. The parties have determined that the Hart-Scott Rodino Antitrust Improvements Act of 1976 does not apply to this Agreement or the transactions contemplated hereby.

                 IN WITNESS WHEREOF, and intending to be legally bound hereby, Purchaser and Sellers have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

"PURCHASER"                                  "SELLERS"

NATIONAL ENERGY GROUP, INC.                  ARAXAS ENERGY CORPORATION


By: /s/ MILES D. BENDER                      By: /s/ MICHAEL W. ENGLERT
    --------------------------------             ------------------------------
Name: Mr. Miles D. Bender                    Name: Mr. Michael W. Englert,
Title: President and Chief                   Title: VP Land
       Executive Officer


"SELLERS"

O'SULLIVAN OIL AND GAS COMPANY, INC.         ARAXAS SPV-1, INC.

By: /s/ CHRIS N. O'SULLIVAN                  By: /s/ MICHAEL W. ENGLERT
    --------------------------------             ------------------------------
Name: Mr. Chris N. O'Sullivan                Name: Michael W. Englert
Title: President                             Title: Vice President

                                             ARAXAS EXPLORATION, INC.

                                             By: /s/ MICHAEL W. ENGLERT
                                                 ------------------------------
                                             Name: Michael W. Englert
                                             Title: Vice President

STATE OF TEXAS            )
COUNTY OF HARRIS          )

         This instrument was acknowledged before me on the 30th day of September, 1996 by Miles D. Bender, the President and Chief Executive Officer of National Energy Group, Inc., a Delaware corporation, on behalf of said corporation.


                                        /s/ L. JILL GARDINER
                                        ----------------------------------------
                                        Notary Public in and for
                                        the State of Texas

                                        My commission expires: 04-26-98


STATE OF TEXAS            )
COUNTY OF HARRIS          )


         This instrument was acknowledged before me on the 30th day of September, 1996 by Michael W. Englert, VP Land of Araxas Energy Corporation, an Oklahoma corporation, on behalf of said corporation.


                                        /s/ L. JILL GARDINER
                                        ----------------------------------------
                                        Notary Public in and for
                                        the State of Texas

                                        My commission expires: 04-26-98


STATE OF TEXAS            )
COUNTY OF HARRIS          )

         This instrument was acknowledged before me on the 30th day of September, 1996 by Chris N. O'Sullivan, the President of O'Sullivan Oil and Gas Company, Inc., a Texas corporation, on behalf of said corporation.

                                        /s/ L. JILL GARDINER
                                        ----------------------------------------
                                        Notary Public in and for
                                        the State of Texas
                                        (L. Jill Gardiner)

                                        My commission expires: 04-26-98

STATE OF TEXAS            )
COUNTY OF MONTGOMERY      )

         This instrument was acknowledged before me on the 30th day of September, 1996 by Michael W. Englert, the Vice-President of Araxas SPV-1, Inc., an Oklahoma corporation, on behalf of said corporation.


       [NOTARY SEAL]                    /s/ CHERYL STRICKLAND
     CHERYL STRICKLAND                  ---------------------------------------
Notary Public State of Texas            Notary Public in and for
   My Commission Expires                the State of Texas
      AUGUST 19, 2000
                                        My commission expires: 8/19/2000




STATE OF TEXAS            )
COUNTY OF MONTGOMERY      )

         This instrument was acknowledged before me on the 30th day of September, 1996 by Michael W. Englert, the Vice-President of Araxas Exploration, Inc., an Oklahoma corporation, on behalf of said corporation.


       [NOTARY SEAL]                    /s/ CHERYL STRICKLAND
     CHERYL STRICKLAND                  ---------------------------------------
Notary Public State of Texas            Notary Public in and for
   My Commission Expires                the State of Texas
      AUGUST 19, 2000
                                        My commission expires: 8/19/2000